Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

M/A-COM Technology Solutions Holdings, Inc.

Lowell, Massachusetts

We have audited the accompanying consolidated balance sheets of M/A-COM Technology Solutions Holdings, Inc. and subsidiaries (the “Company”) as of September 27, 2013 and September 28, 2012 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the three fiscal years in the period ended September 27, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 27, 2013 and September 28, 2012 and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 27, 2013 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company and Nitronex, LLC (“Nitronex”) merged in a common control business combination on February 13, 2014. The accompanying consolidated financial statements have been presented in a manner similar to a pooling-of-interests and include the results of operations of Nitronex since June 25, 2012, which was the date common control commenced and amounts have been retroactively combined using historical amounts.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 4, 2013 (July 3, 2014 as to the effects of the common control business combination with Nitronex, LLC as described in Note 1 and the subsequent events described in Notes 11 and 25)

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 27, 2013	September 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$110,488	$84,600
Accounts receivable, net	63,526	55,031
Inventories	54,908	58,276
Income taxes receivable	915	4,939
Prepaid expenses and other current assets	6,206	3,680
Deferred income taxes	10,404	8,264

Total current assets	246,447	214,790
Property and equipment, net	32,735	31,121
Goodwill	6,750	6,750
Intangible assets, net	24,798	26,836
Deferred income taxes	404	—
Other assets	5,501	2,064

Total assets	$316,635	$281,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,986	$27,783
Accrued liabilities	16,921	14,972
Income taxes payable	20	330
Deferred revenue	9,231	8,096
Contingent consideration	—	6,580

Total current liabilities	52,158	57,761
Warrant liability	11,873	7,561
Other long-term liabilities	3,478	1,693
Deferred income taxes	1,985	4,091

Total liabilities	69,494	71,106

Commitments and contingencies (Notes 11 and 25)
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued	—	—
Common stock, $0.001 par value, 300,000 shares authorized; 46,493 and 45,583 shares issued and 46,470 and 45,540 shares outstanding as of September 27, 2013 and September 28, 2012, respectively, of which 74 and 131 shares, respectively, are subject to forfeiture	46	45
Accumulated other comprehensive loss	(167)	(137)
Additional paid-in capital	379,780	361,616
Treasury stock, 23 and 43 shares of common stock as of September 27, 2013 and September 28, 2012, respectively, at cost	(330)	(685)
Accumulated deficit	(132,188)	(150,384)

Total stockholders’ equity	247,141	210,455

Total liabilities and stockholders’ equity	$316,635	$281,561

See notes to consolidated financial statements.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Fiscal Years
	2013	2012	2011
Revenue	$323,071	$303,336	$310,295
Cost of revenue	186,658	169,213	178,435

Gross profit	136,413	134,123	131,860

Operating expenses:
Research and development	44,588	36,752	36,121
Selling, general and administrative	52,004	45,688	48,103
Litigation settlement	7,250	—	—
Contingent consideration	(577)	(3,922)	210
Restructuring charges	1,060	1,862	1,499

Total operating expenses	104,325	80,380	85,933

Income from operations	32,088	53,743	45,927

Other (expense) income:
Warrant liability (expense) gain	(4,312)	3,175	(5,080)
Class B conversion liability expense	—	(44,119)	(39,737)
Interest expense	(817)	(695)	(1,561)
Other income—related party	372	185	—

Other (expense) income, net	(4,757)	(41,454)	(46,378)

Income (loss) before income taxes	27,331	12,289	(451)
Income tax provision	9,135	15,953	1,319

Income (loss) from continuing operations	18,196	(3,664)	(1,770)
Income from discontinued operations	—	—	754

Net income (loss)	18,196	(3,664)	(1,016)
Accretion to redemption value of redeemable preferred stock and participating stock dividends	—	(2,616)	(80,452)

Net income (loss) attributable to common stockholders	$18,196	$(6,280)	$(81,468)

Net income (loss) per share:
Basic income (loss) per common share:
Income (loss) from continuing operations	$0.40	$(0.25)	$(54.63)
Income from discontinued operations	—	—	0.50

Net income (loss)—basic	$0.40	$(0.25)	$(54.13)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.39	$(0.25)	$(54.63)
Income from discontinued operations	—	—	0.50

Net income (loss)—diluted	$0.39	$(0.25)	$(54.13)

Shares used to compute net income (loss) per common share:
Basic	45,916	24,758	1,505

Diluted	47,137	24,758	1,505

See notes to consolidated financial statements.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Fiscal Years
	2013	2012	2011
Net income (loss)	$18,196	$(3,664)	$(1,016)
Foreign currency translation gain (loss)	(30)	44	(8)

Total comprehensive income (loss)	$18,166	$(3,620)	$(1,024)

See notes to consolidated financial statements.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except per share data)

	Convertible Preferred Stock, $0.001 Par Value								Accumulated Other Comprehensive Loss	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Series A-1		Series A-2		Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance—October 2, 2010	100,000	$100	16,822	$17	992	$1	—	$—	$(173)	$70,821	$(26,111)	$44,655
Reclassification of Class A	(100,000)	(100)	(16,822)	(17)	—	—	—	—	—	(70,821)	(35,462)	(106,400)
Dividends declared	—	—	—	—	—	—	—	—	—	—	(80,000)	(80,000)
Exercise of stock options	—	—	—	—	755	1	—	—	—	610	—	611
Accretion of preferred stock	—	—	—	—	—	—	—	—	—	(2,167)	(2,069)	(4,236)
Stock-based and other incentive compensation	—	—	—	—	—	—	—	—	—	1,557	—	1,557
Foreign currency translation	—	—	—	—	—	—	—	—	(8)	—	—	(8)
Net loss	—	—	—	—	—	—	—	—	—	—	(1,016)	(1,016)

Balance—September 30, 2011	—	—	—	—	1,747	2	—	—	(181)	—	(144,658)	(144,837)
Issuance of common stock upon initial public offering, net of costs incurred	—	—	—	—	5,556	5	—	—	—	93,681	—	93,686
Conversion of redeemable and convertible preferred stock and Class B conversion liability	—	—	—	—	37,677	38	—	—	—	310,094	—	310,132
Payment of Class B conversion preference	—	—	—	—	—	—	—	—	—	(60,000)	—	(60,000)
Capital contributions	—	—	—	—	—	—	—	—	—	13,645	—	13,645
Reclaim of escrow	—	—	—	—	—	—	—	—	—	247	—	247
Exercise of stock options	—	—	—	—	366	—	—	—	—	527	—	527
Vesting of restricted common stock	—	—	—	—	106	—	—	—	—	—	—	—
Repurchase of common stock	—	—	—	—	—	—	43	(685)	—	—	—	(685)
Stock-based and other incentive compensation	—	—	—	—	—	—	—	—	—	3,762	—	3,762
Accretion of preferred stock	—	—	—	—	—	—	—	—	—	(554)	(2,062)	(2,616)
Excess tax benefits	—	—	—	—	—	—	—	—	—	214	—	214
Foreign currency translation	—	—	—	—	—	—	—	—	44	—	—	44
Net loss	—	—	—	—	—	—	—	—	—	—	(3,664)	(3,664)

Balance—September 28, 2012	—	$—	—	$—	45,452	$45	43	$(685)	$(137)	$361,616	$(150,384)	$210,455

(Continued)

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except per share data)

									Accumulated Other Comprehensive Loss	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Convertible Preferred Stock, $0.001 Par Value
	Series A-1		Series A-2		Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance—September 28, 2012	—	$—	—	$—	45,452	$45	43	$(685)	$(137)	$361,616	$(150,384)	$210,455
Capital contributions	—	—	—	—	—	—	—	—	—	8,435	—	8,435
Issuance of common stock upon exercise of stock options	—	—	—	—	614	1	—	—	—	604	—	605
Vesting of restricted common stock and units	—	—	—	—	248	—	—	—	—	—	—	—
Issuance of common stock pursuant to employee stock purchase plan	—	—	—	—	131	—	—	—	—	1,281	—	1,281
Repurchase of common stock	—	—	—	—	—	—	6	(77)	—	—	—	(77)
Retirement of treasury stock	—	—	—	—	(26)	—	(26)	432	—	(432)	—	—
Share-based and other incentive compensation	—	—	—	—	—	—	—	—	—	6,096	—	6,096
Excess tax benefits	—	—	—	—	—	—	—	—	—	2,180	—	2,180
Foreign currency translation	—	—	—	—	—	—	—	—	(30)	—	—	(30)
Net income	—	—	—	—	—	—	—	—	—	—	18,196	18,196

Balance—September 27, 2013	—	$—	—	$—	46,419	$46	23	$(330)	$(167)	$379,780	$(132,188)	$247,141

(Concluded)

See notes to consolidated financial statements.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Years
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$18,196	$(3,664)	$(1,016)
Adjustments to reconcile net (loss) income to net cash from operating activities (net of acquisition):
Warrant liability expense (gain)	4,312	(3,175)	5,080
Class B conversion liability expense	—	44,119	39,737
Depreciation and amortization	14,822	12,592	10,410
Amortization of deferred financing costs	321	271	765
Gain on disposition of business, net	—	—	(329)
Contingent consideration	(577)	(3,922)	210
Deferred income taxes	(4,650)	1,985	(9,073)
Loss on disposal of property and equipment	47	152	903
Stock-based and other noncash incentive compensation	6,096	3,762	1,557
Change in operating assets and liabilities (net of acquisition):
Payment of contingent consideration	(5,328)	—	—
Accounts receivable	(8,495)	(8,275)	(690)
Inventories	3,368	(5,208)	(7,121)
Prepaid expenses and other assets	(4,753)	(220)	(1,877)
Accounts payable	(3,642)	5,998	1,547
Accrued and other liabilities	4,337	(1,995)	(7,950)
Income taxes	3,714	(7,017)	—
Deferred revenue	1,135	(5,023)	660

Net cash from operating activities	28,903	30,380	32,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(12,336)	(15,679)	(9,781)
Purchase of intangible assets	(897)	—	—
Acquisition of a business—net of cash acquired	—	—	(1,807)
Proceeds from sale of assets	—	—	3,042

Net cash from investing activities	(13,233)	(15,679)	(8,546)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from initial public offering, net of underwriters’ discount	—	98,175	—
Payment of Class B preference	—	(60,000)	—
Capital contributions	8,435	11,578	—
Financing and offering costs	(1,527)	(3,362)	(2,448)
Payments on notes payable and revolving credit facility	—	(6,532)	(30,000)
Payments on capital lease	—	—	(1,426)
Proceeds from issuance of convertible preferred stock with warrant and conversion features	—	—	118,680
Excess tax benefits	2,180	214	—
Repurchase of common stock	(77)	(685)	—
Proceeds from stock option exercises and employee stock purchases	1,886	527	611
Payment of contingent consideration	(675)	(15,000)	(8,825)
Payment of dividends	—	(635)	(79,137)
Other	(4)	(49)	—

Net cash from financing activities	10,218	24,231	(2,545)

NET INCREASE IN CASH AND CASH EQUIVALENTS	25,888	38,932	21,722
CASH AND CASH EQUIVALENTS—Beginning of year	84,600	45,668	23,946

CASH AND CASH EQUIVALENTS—End of year	$110,488	$84,600	$45,668

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$501	$317	$1,021

Cash paid for income taxes	$7,318	$19,634	$10,269

See notes to consolidated financial statements.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

M/A-COM Technology Solutions Holdings, Inc. (MACOM or the Company) was incorporated in Delaware on March 25, 2009. MACOM is a provider of high-performance analog semiconductor solutions for use in wireless and wireline applications across the radio frequency (RF), microwave and millimeterwave spectrum. Headquartered in Lowell, Massachusetts, MACOM has offices in North America, Europe, Asia and Australia.

MACOM’s fiscal year ends on the Friday closest to the last day of September. For fiscal years in which there are 53 weeks, the first quarter reporting period includes 14 weeks. The fiscal years presented in the accompanying consolidated financial statements were 52 weeks in length. Unless otherwise indicated, references in the consolidated financial statements to fiscal years 2013, 2012 and 2011 are to the Company’s fiscal years ended September 27, 2013, September 28, 2012 and September 30, 2011, respectively.

MACOM is reissuing its consolidated financial statements as of September 27, 2013 and September 28, 2012 and for each of the three years in the period ended September 27, 2013 to include the results of operations of Nitronex, LLC (Nitronex) since June 25, 2012. MACOM acquired Nitronex, LLC (Nitronex) in connection with a common-control business combination on February 13, 2014 (Nitronex Acquisition). Nitronex, a supplier of high-performance gallium nitride (GaN) semiconductors for RF, microwave, and millimeterwave applications, was previously acquired by GaAs Labs, LLC (GaAs Labs) on June 25, 2012. GaAs Labs is a stockholder in MACOM and GaAs Labs, Nitronex and MACOM were under common control from June 25, 2012 through February 13, 2014 due to a common controlling stockholder. The accompanying financial statements as of September 27, 2013 and September 28, 2012 and for each of the fiscal years ended September 27, 2013 and September 28, 2012 combine MACOM’s historical consolidated financial statements with the historical financial statements of Nitronex from June 25, 2012 through September 27, 2013 and have been presented in a manner similar to a pooling-of-interests to include the results of operations of each business since the date of common control. The accompanying combined and consolidated financial statements are referred to as “consolidated” for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Prior to the Nitronex Acquisition, MACOM and Nitronex did not have material intercompany transactions.

Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities during the reporting periods, the reported amounts of revenue and expenses during the reporting periods, and the disclosure of contingent assets and liabilities at the date of the financial statements. On an ongoing basis, the Company bases estimates and assumptions on historical experience, currently available information and various other factors that management believes to be reasonable under the circumstances. Actual results may differ materially from these estimates and assumptions.

Discontinued Operations—In the second and third quarters of fiscal year 2011, the Company sold assets of non-core laser diode and ferrite business lines and has segregated the operating results of the divested businesses from continuing operations in fiscal year 2011.

Foreign Currency Translation and Remeasurement—The Company’s consolidated financial statements are presented in U.S. dollars. While the majority of the Company’s foreign operations use the U.S. dollar as the functional currency, the financial statements of the Company’s foreign operations for which the functional currency is not the U.S. dollar are translated into U.S. dollars at the exchange rates in effect at the balance sheet dates (for assets and liabilities) and at average exchange rates (for revenue and expenses). The unrealized translation gains and losses on the net investment in these foreign operations are accumulated as a component of other comprehensive income (loss).

The financial statements of the Company’s foreign operations where the functional currency is the U.S. dollar, but where the underlying transactions are transacted in a different currency, are remeasured at the exchange rate in effect at the balance sheet date with respect to monetary assets and liabilities. Nonmonetary assets and liabilities, such as inventories and property and equipment, and related statements of operations accounts, such as cost of revenue and depreciation, are remeasured at historical exchange rates. Revenues and expenses, other than cost of revenue, amortization and depreciation, are translated at the average exchange rate for the period in which the transaction occurred. The net gains (losses) on foreign currency remeasurement are reflected in selling, general and administrative expense in the accompanying consolidated statements of operations. The Company’s recognized net gains and losses on foreign exchange are included in selling, general and administrative expense and for all periods presented were immaterial.

Cash and Cash Equivalents—Cash equivalents are primarily composed of short-term, highly-liquid instruments with an original maturity of three months or less.

Accounts Receivable—Accounts receivable are stated net of an allowance for estimated uncollectible accounts, which is determined by establishing reserves for specific accounts and considering historical and estimated probable losses.

Inventories—Inventories are stated at the lower of cost or market. The Company uses a combination of standard cost and moving weighted-average cost methodologies to determine the cost basis for its inventories, approximating a first-in, first-out basis. The standard cost of finished goods and work-in-process inventory is composed of material, labor and manufacturing overhead, which approximates actual cost. In addition to stating inventory at the lower of cost or market, the Company also evaluates inventory each reporting period for excess quantities and obsolescence, establishing reserves when necessary based upon historical experience, assessment of economic conditions and expected demand. Once recorded, these reserves are considered permanent adjustments to the carrying value of inventory.

Property and Equipment—Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major improvements that significantly extend the useful life of the assets are capitalized as additions to property and equipment.

Property and equipment are depreciated or amortized using the straight-line method over the following estimated useful lives:

Asset Classification	Estimated Useful Life In Years
Machinery and equipment	2 – 7
Computer equipment and software	2 – 5
Furniture and fixtures	7 – 10
Leasehold improvements	Shorter of useful life or term of lease

Goodwill and Intangible Assets—The Company has intangible assets with indefinite and definite lives. Goodwill and the “M/A-COM” trade name are indefinite-lived assets and were acquired through business combinations. Neither the goodwill nor the “M/A-COM” trade name are subject to amortization; these are reviewed for impairment annually in August and more frequently if events or changes in circumstances indicate that the assets may be impaired. If impairment exists, a loss would be recorded to write down the value of the indefinite-lived assets to their implied fair values. There have been no impairments of intangible assets in any period presented through September 27, 2013. The Company’s other intangible assets, including acquired technology and customer relationships, are definite-lived assets and are subject to amortization. The Company amortizes definite-lived assets over their estimated useful lives, which range from 5 to 10 years, based on the pattern over which the Company expects to receive the economic benefit from these assets.

Impairment of Long-Lived Assets—Long-lived assets include property and equipment and definite-lived intangible assets subject to amortization, which includes technology and customer relationships. The Company evaluates long-lived assets for recoverability when events or changes in circumstances indicate that their carrying amounts may not be recoverable. Circumstances which could trigger a review include, but are not limited to, significant decreases in the market price of the asset or asset group, significant adverse changes in the business climate or legal factors, the accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset, current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset and a current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its previously estimated useful life.

In evaluating an asset for recoverability, the Company estimates the undiscounted cash flows expected to result from the Company’s use and eventual disposition of the asset. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized. There was no impairment of long-lived assets in any period presented.

Revenue Recognition—Revenue from the sale of products is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable, and collectability is reasonably assured. Provided other revenue recognition criteria are met, product revenue is recognized upon transfer of title and risk of loss, which is generally upon shipment. The Company has distribution agreements that provide distributors with rights to return certain products and price protection on certain products. The Company is unable to estimate the amount of its products that may be returned by such distributors, and the ultimate sales price of products sold to such distributors, until the distributors have sold the products to third-party customers, at which point both the return rights and the price protection feature lapse. Accordingly, the Company defers the recognition of revenue on shipments of returnable and price-protected products until the products are sold by the distributors to third-party customers. The Company defers both the revenue recognition and related cost of revenue on these products by recording the revenue as deferred revenue and the associated cost remains recorded in inventory in the accompanying consolidated balance sheets. When these products are sold to a distributor’s customers, the Company recognizes the revenue and associated cost of revenue. As of September 27, 2013 and September 28, 2012, $3.1 million and $3.1 million, respectively, of product costs pertaining to deferred revenue was included in inventories as finished goods in the accompanying consolidated balance sheets. Shipping and handling fees billed to customers are recorded as revenue while the related costs are classified as a component of costs of revenue. The Company provides warranties for its products and accrues the estimated costs of warranty claims in the period the related revenue is recorded.

Advertising Costs—Advertising costs, which are not material, are expensed as incurred.

Research and Development Costs—Costs incurred in the research and development of products are expensed as incurred.

Income Taxes—Deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax bases of assets and liabilities, using rates anticipated to be in effect when such temporary differences reverse. A valuation allowance against net deferred tax assets is required if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. Reserves are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized following an examination by taxing authorities. The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely-than-not” threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense.

Nitronex elected, for U.S. income tax purposes, to be taxed as a limited-liability company. As such, for the periods prior to its acquisition by MACOM, Nitronex’s federal and state income taxes are the responsibility of GaAs Labs and no provision for income taxes is recorded in the financial statements for such periods.

Earnings Per Share—Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period, excluding the dilutive effect of common stock equivalents. Diluted net income (loss) per share reflects the dilutive effect of common stock equivalents, such as convertible preferred stock, stock options, warrants and restricted stock units, using the treasury stock method.

Asset Retirement Obligations—The Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred when a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is amortized over the life of the asset.

Changes in the fair value of a liability for an asset retirement obligation due to the passage of time are measured by applying an interest method of allocation. Under this method, changes in fair value due to the passage of time are recognized as an increase in the liability and as accretion expense in the same expense category for which the asset relates. Changes in fair value resulting from revisions to the timing or the amount of the original estimate of undiscounted cash flows are recognized as an increase or a decrease in the carrying amounts of the liability and associated asset.

Fair Value Measurements—Financial assets and liabilities are measured at fair value. Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company groups financial assets and liabilities in a three-tier fair value hierarchy, according to the inputs used in measuring fair value as follows: Level 1—observable inputs such as quoted prices in active markets for identical assets and liabilities; Level 2—inputs other than quoted prices in active markets that are observable either directly or indirectly, such as quoted prices in active markets for similar assets and liabilities, quoted prices for identical assets and liabilities in markets that are not active, and model-based valuation techniques for which significant assumptions are observable in active markets; and Level 3—unobservable inputs for which there is little or no market data, requiring the Company to develop its own assumptions for model-based valuation techniques. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures certain financial assets and liabilities at fair value.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value due to the short-term nature of these assets and liabilities.

Contingent Consideration—The Company estimates and records at the acquisition date the fair value of contingent consideration making up part of the purchase price consideration for acquisitions. Additionally, at each reporting period, the Company estimates the changes in the fair value of contingent consideration, and any change in fair value is recognized in the consolidated statements of operations. The Company estimates the fair value of contingent consideration by discounting the associated expected cash flows, using a probability-weighted, discounted cash flow model. The estimate of the fair value of contingent consideration requires subjective assumptions to be made regarding future operating results, discount rates, and probabilities assigned to various potential operating result scenarios.

Share-Based Compensation—The Company accounts for all share-based compensation arrangements using the fair value method. The Company recognizes compensation expense over the requisite service period of the award, which is generally the vesting period, using the straight-line method and providing that the minimum amount of compensation recorded is equal to the vested portion of the award. The Company records the expense in the consolidated statements of operations in the same manner in which the award recipients’ costs are classified. The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock options, inclusive of assumptions for risk-free interest rates, dividends, expected terms, and estimated volatility. The Company records expense related to awards issued to non-employees over the related service period and periodically revalues the awards as they vest. The Company derives the risk-free interest rate assumption from the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to the expected term of the award being valued. The Company based the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. The Company calculated the weighted-average expected term of the options using the simplified method, which is a method of applying a formula that uses the vesting term and the contractual term to compute the expected term of a stock option. The decision to use the simplified method is based on a lack of relevant historical data, due to the Company’s limited operating experience. In addition, due to the Company’s limited historical data, the Company incorporates the historical volatility of comparable companies with publicly available share prices to determine estimated volatility. The accounting for stock options requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Escrow Arrangements and Outstanding Shares—In fiscal year 2012, 282,681 shares of former Series A-2 convertible preferred stock were canceled in resolution of an indemnification claim against an escrow arrangement in connection with a prior acquisition and all remaining shares were released pursuant to the terms of the escrow. The escrow was terminated upon completion of the initial public offering (IPO) in March 2012 and no further shares or amounts are held in escrow.

Outstanding shares of common stock presented in the accompanying consolidated statements of stockholders’ equity as of September 27, 2013 and September 28, 2012 exclude 74,000 and 131,000 shares, respectively, issued as compensation to employees that were subject to forfeiture, pending continued employment with the Company through stated vesting dates.

Guarantees and Indemnification Obligations—The Company enters into agreements in the ordinary course of business with, among others, customers, distributors, and original equipment manufacturers (OEM). Most of these agreements require the Company to indemnify the other party against third-party claims alleging that a Company product infringes a patent and/or copyright. Certain agreements in which the Company grants limited licenses to specific Company trademarks require the Company to indemnify the other party against third-party claims alleging that the use of the licensed trademark infringes a third-party trademark. Certain of these agreements require the Company to indemnify the other party against certain claims relating to property damage, personal injury, or the acts or omissions of the Company, its employees, agents, or representatives. In addition, from time to time, the Company has made certain guarantees in the form of warranties regarding the performance of Company products to customers.

The Company has agreements with certain vendors, creditors, lessors, and service providers pursuant to which the Company has agreed to indemnify the other party for specified matters, such as acts and omissions of the Company, its employees, agents, or representatives.

The Company has procurement or license agreements with respect to technology that is used in its products and agreements in which the Company obtains rights to a product from an OEM. Under some of these agreements, the Company has agreed to indemnify the supplier for certain claims that may be brought against such party with respect to the Company’s acts or omissions relating to the supplied products or technologies.

The Company’s certificate of incorporation and agreements with certain of its and its subsidiaries’ directors and officers provide them indemnification rights, to the extent legally permissible, against liabilities incurred by them in connection with legal actions in which they may become involved by reason of their service as a director or officer. As a matter of practice, the Company has maintained director and officer liability insurance coverage, including coverage for directors and officers of acquired companies.

The Company has not experienced any losses related to these indemnification obligations in any period presented, and no claims with respect thereto were outstanding as of September 27, 2013. The Company does not expect significant claims related to these indemnification obligations and, consequently, has concluded that the fair value of these obligations is negligible. No liabilities related to indemnification liabilities have been established.

Recent Accounting Pronouncements—Under the Jumpstart Our Business Startups Act (JOBS Act), the Company meets the definition of an emerging growth company. The Company has elected to avail itself of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

In April 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which raises the threshold for disposals to qualify as discontinued operations. A discontinued operation is defined as: (1) a component of an entity or group of components that has been disposed of or classified as held for sale and represents a strategic shift that has or will have a major effect on an entity’s operations and financial results; or (2) an acquired business that is classified as held for sale on the acquisition date. ASU 2014-08 also requires additional disclosures regarding discontinued operations, as well as material disposals that do not meet the definition of discontinued operations. The application of this guidance is prospective from the date of adoption and applies only to disposals (or new classifications to held for sale) that have not been reported as discontinued operations in our previously issued financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. ASU 2014-09 requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 sets forth a new revenue recognition model that requires identifying the contract, identifying the performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. The amendments in the ASU can be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the update recognized at the date of the initial application along with additional disclosures. The Company is currently evaluating the impact of ASU 2014-09, which is effective for the Company in our fiscal year beginning on September 30, 2017.

Evaluation of Subsequent Events—Management has evaluated subsequent events involving the Company for potential recognition or disclosure in the accompanying audited consolidated financial statements through the date of the issuance of the consolidated financial statements. Subsequent events are events or transactions that occurred after the balance sheet date but before the accompanying consolidated financial statements are issued. See Note 25 to these Notes to Consolidated Financial Statements.

3. MERGERS AND ACQUISITIONS

Acquisition under Common Control—On February 13, 2014, MACOM acquired Nitronex, an entity under common control, through a cash payment of $26.1 million for all of the outstanding ownership interests of Nitronex. MACOM funded the Nitronex Acquisition through the use of available cash and borrowings under its revolving credit facility. The purchase price includes $3.9 million held on account by a third-party escrow agent pending any claims by MACOM in connection with general representation matters made by GaAs Labs in the transaction. The escrow agreement expires in August 2015, at which point if no claims are made, all amounts will be paid to GaAs Labs.

On June 25, 2012, GaAs Labs acquired 100% of the outstanding voting stock of Nitronex in exchange for $2.1 million previously advanced by GaAs Labs as notes payable and the assumption liabilities aggregating $11.2 million, which was accounted for as a purchase. All assets acquired and liabilities assumed were recognized based upon the fair value of such assets and liabilities measured as of the date of acquisition. The aggregate purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition as follows (in thousands):

Current assets	$1,184
Other assets	980
Intangible assets	8,350

Total assets acquired	10,514
Current liabilities	4,219
Debt	6,532
Other liabilities	457

Total liabilities assumed	11,208

Net assets acquired	(694)
Consideration:
Previously advanced notes payable	2,066

Goodwill	$2,760

The components of the acquired intangible assets were as follows (in thousands):

Technology	$7,600
Customer relationships	750

$8,350

The Company has presented payments in the form of capital contributions received by Nitronex from the majority stockholder prior to the acquisition of Nitronex of $8.4 million and $11.6 million, respectively, in fiscal year 2013 and 2012 as increases to additional paid-in capital.

Acquisition of the MACOM Business—In connection with the acquisition of the MACOM business in March 2009, the Company became obligated to pay the seller up to $30.0 million as contingent consideration. The amount to be paid to the seller was measured based upon the Company’s qualifying revenue, as defined in the purchase agreement, through September 2012. The Company paid $6.0 million, $15.0 million and $8.8 million in fiscal years 2013, 2012 and 2011, respectively, in full satisfaction of all amounts owed under the arrangement.

The prior owner of the MACOM business entered into incentive compensation arrangements with certain employees of the Company to induce such employees to remain employed by the Company through September 2012, coinciding with the aforementioned contingent purchase price payment period. Because the Company continued to receive benefits from the employment services of the related employees, the incentive compensation was recorded in the Company’s consolidated financial statements as non-cash incentive compensation expense in the consolidated statements of operations, with the offsetting amount recorded as a capital contribution through an increase in additional paid-in capital. In fiscal year 2013 the Company reversed $360,000 of previously recognized accrued compensations upon termination of the arrangement. In fiscal years 2012 and 2011, the Company has expensed $103,000 and $277,000, respectively, pursuant to the terms of the incentive compensation arrangement.

Acquisition of Optomai, Inc.—On April 25, 2011, the Company acquired Optomai, Inc. (Optomai), a developer of integrated circuits and modules for fiber optic networks located in Sunnyvale, California, in exchange for $1.8 million in cash and potential contingent consideration, as amended, payable to the sellers through November 2013, and the assumption of $260,000 of liabilities. The transaction was accounted for as a purchase. The total fair value of purchase consideration paid in the acquisition by the Company was $6.6 million. The operations of Optomai have been included in the Company’s consolidated financial statements since the date of acquisition. The operations of Optomai were not material and had the business combination occurred as of the earliest period presented, the Company’s revenue and earnings would not have been materially different. The Company acquired Optomai to accelerate its entrance into the fiber optics market.

The acquisition of the Optomai business was originally accounted for as a nontaxable business combination. As a result of the approval of a change in the tax status of the entity prior to acquisition and the election to treat the business combination as a taxable asset purchase during the three months ended December 30, 2011, the acquired assets received a tax basis equal to fair market value, up to the amount of the purchase consideration. As a result, the difference between book and tax basis was eliminated. The adjustment to the related deferred tax liability resulted in a tax benefit of approximately $1.6 million, which was recorded during fiscal year 2012.

The Company recognized all assets acquired and liabilities assumed, inclusive of the contingent consideration, based upon the fair value of such assets and liabilities measured as of the date of acquisition. The aggregate purchase price for Optomai was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition as follows (in thousands):

Current assets	$76
Other assets	241
Intangible assets	4,176

Total assets acquired	4,493

Current liabilities	1,599
Other liabilities	260

Total liabilities assumed	1,859

Net assets acquired	2,634

Consideration:
Cash paid at closing	1,807
Contingent consideration	4,817

Total consideration	6,624

Goodwill	$3,990

The components of the acquired intangible assets were as follows (in thousands):

Technology	$2,565
Customer relationships	1,611

$4,176

The overall weighted-average life of the identified intangible assets acquired in the acquisition was seven years and the assets are being amortized over their estimated useful lives based upon the pattern over which the Company expects to receive the economic benefit from these assets.

In connection with the acquisition of Optomai, the Company became obligated to pay the seller additional purchase consideration should the acquired business’ revenue and product development exceed certain thresholds. The amount to be paid to the seller was to be measured based upon the revenue, contribution margin and product development of the acquired business through September 2013. The Company recorded a liability carried at fair value as of each reporting date, with changes in fair value being recorded in earnings. The Company did not make any payment nor is any amount payable related to the earn-out periods that expired in September 2013.

The changes in fair value of contingent consideration resulting from acquisitions are set forth below (in thousands):

Balance—October 2, 2010	$29,300
Acquisition of Optomai	4,817
Payment—MACOM business acquisition	(8,825)
Change in fair value	210

Balance—September 30, 2011	25,502
Payment—MACOM business acquisition	(15,000)
Change in fair value	(3,922)

Balance—September 28, 2012	6,580
Payment—MACOM business acquisition	(6,003)
Change in fair value	(577)

Balance—September 27, 2013	$—

4. FINANCIAL INSTRUMENTS

Financial liabilities measured at fair value on a recurring basis consist of the following (in thousands):

	September 27, 2013
	Fair Value	Active Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Warrant liability	$11,873	$—	$—	$11,873

	September 28, 2012
	Fair Value	Active Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Contingent consideration	$6,580	$—	$—	$6,580

Warrant liability	$7,561	$—	$—	$7,561

The changes in financial liabilities with inputs classified within Level 3 of the fair value hierarchy consist of the following (in thousands):

	Fiscal Year 2013
	September 28, 2012	Net Realized/Unrealized Losses (Gains) Included in Earnings	Purchases and Issuances	Sales and Settlements	Transfers in and/or (out) of Level 3	September 27, 2013
Contingent consideration	$6,580	$(577)	$—	$(6,003)	$—	$—

Warrant liability	$7,561	$4,312	$—	$—	$—	$11,873

	Fiscal Year 2012
	September 30, 2011	Net Realized/Unrealized Losses (Gains) Included in Earnings	Purchases and Issuances	Sales and Settlements	Transfers in and/or (out) of Level 3	September 28, 2012
Contingent consideration	$25,502	$(3,922)	$—	$(15,000)	$—	$6,580

Warrant liability	$10,736	$(3,175)	$—	$—	$—	$7,561

Class B conversion liability	$81,378	$44,119	$—	$(125,497)	$—	$—

	Fiscal Year 2011
	October 2, 2010	Net Realized/Unrealized Losses (Gains) Included in Earnings	Purchases and Issuances	Sales and Settlements	Transfers in and/or (out) of Level 3	September 30, 2011
Contingent consideration	$29,300	$210	$4,817	$(8,825)	$—	$25,502

Warrant liability	$—	$5,080	$5,656	$—	$—	$10,736

Class B conversion liability	$—	$39,737	$41,641	$—	$—	$81,378

The fair values of the contingent consideration liabilities were estimated based upon a risk-adjusted present value of the probability-weighted expected payments by the Company. Specifically, the Company considered base, upside and downside scenarios for the operating metrics upon which the contingent payments are to be based. Probabilities were assigned to each scenario and the probability-weighted payments were discounted to present value using risk-adjusted discount rates.

For periods prior to March 2012, the fair value of the common stock warrants was estimated based upon a present value of the probability-weighted expected investment returns to the holders. The Company weighted various scenarios of possible investment returns to the holders over the terms of the contracts, such as upon a sale of the Company and upon an initial public offering of its common stock, using a range of potential outcomes. Using the scenarios developed, management considered the likely timing and method of exercise of the warrants and investment returns to the holders. Where a settlement was considered likely in the near term, the probable settlement amounts were weighted. Where the time to exercise was expected to be longer, a Black-Scholes option pricing model was used to estimate the fair value of the warrants, giving consideration to remaining contractual life, expected volatility and risk free rates. The probability-weighted expected settlement of the warrant was discounted to the present using a risk adjusted discount rate. As of September 27, 2013 and September 28, 2012, the fair value of the common stock warrants has been estimated using a Black-Scholes option pricing model giving consideration to the quoted market price of the common stock on that date, an expected lives of 7.2 years and 8.2 years, expected volatility of 43.5% and 42.9% and risk free rates of 2.02% and 1.4%, respectively. The change in approach to estimation results from the Company’s IPO in March 2012 and the availability of a quoted market price for the common stock underlying the warrants.

The fair values of the Class B conversion liabilities were estimated based upon a consideration of the estimated fair value of the underlying common stock into which the Class B is convertible, and the expected preferential payments pursuant to the terms of the securities. The Company estimated the fair value of the common stock by using the same probability-weighted scenarios in estimating the fair value of the warrants. For each potential scenario, the value to the Class B was estimated relative to the existing preferences. The amount in excess of the liquidation preferences, if any, was then probability-weighted and discounted to the present using a risk adjusted discount rate. The Class B conversion liabilities were settled upon the closing of the Company’s IPO in March 2012.

These estimates include significant judgments and actual results could materially differ and have a material impact upon the values of the recorded liabilities. Any changes in the estimated fair values of the liabilities in the future will be reflected in the Company’s earnings and such changes could be material.

5. ALLOWANCE FOR DOUBTFUL ACCOUNTS

The activity in the allowance for doubtful accounts related to accounts receivable is as follows (in thousands):

	Fiscal Years
	2013	2012	2011
Balance—beginning of year	$699	$657	$891
Provision (recoveries), net	(443)	42	(116)
Charge-offs	(61)	—	(118)

Balance—end of year	$195	$699	$657

6. INVENTORIES

Inventories consist of the following (in thousands):

	September 27, 2013	September 28, 2012
Raw materials	$27,855	$30,032
Work-in-process	6,021	5,862
Finished goods	21,032	22,382

Total	$54,908	$58,276

In the fiscal year 2013, the Company refined its estimation process used to capitalize material and manufacturing variances to inventory to better reflect its current business. This change resulted in a $1.1 million increase to inventory and a corresponding reduction to costs of sales in March 2013.

7. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	September 27, 2013	September 28, 2012
Machinery and equipment	$48,050	$39,721
Leasehold improvements	5,129	4,876
Furniture and fixtures	782	700
Construction in process	6,234	4,218
Computer equipment and software	6,384	6,618

Total property and equipment	66,579	56,133
Less accumulated depreciation and amortization	(33,844)	(25,012)

Property and equipment — net	$32,735	$31,121

Depreciation and amortization expense related to property and equipment for fiscal years 2013, 2012 and 2011 was $10.5 million, $9.0 million and $7.8 million, respectively.

8. DEBT

In connection with the acquisition of the MACOM Business, the Company issued to the seller a term note payable (Term Note) for $30.0 million, which was paid in full in December 2010.

On September 26, 2013, the Company entered into an amended and restated loan agreement with a syndicate of lenders, which replaced its prior revolving credit facility, and provides for a revolving credit facility of up to $300.0 million that matures in September 2018. Borrowings under the revolving credit facility bear either a variable interest rate equal to (i) the greater of the lender’s prime rate, the federal funds effective rate plus 0.5%, or an adjusted LIBOR plus 1.0%, in each case plus either an additional 1.25%, 1.50% or 1.75%, subject to certain conditions, or (ii) an adjusted LIBOR rate plus either 2.25%, 2.50% or 2.75%, subject to certain conditions. The revolving credit facility is secured by a first priority lien on substantially all of the Company’s assets and requires compliance with certain financial and non-financial covenants, including restrictions on payments of dividends, incurrence of additional debt, levels of capital expenditures, amounts and types of investments, guarantees of debts and obligations, creation of liens, transactions with affiliates, sales or leases of assets, transfers of assets, entering new lines of business and entering into certain merger, consolidation or other reorganization transactions. As of September 27, 2013 there were no outstanding borrowings under the revolving credit facility.

Amortization related to deferred financing costs included in interest expense in fiscal years 2013, 2012 and 2011 was $321,000, $271,000 and $765,000, respectively.

9. EMPLOYEE BENEFIT PLANS

The Company established a defined contribution savings plan under Section 401(k) of the Code (Section 401(k)) on October 1, 2009 (401(k) Plan). The 401(k) Plan follows a calendar year, covers substantially all U.S. employees who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pretax basis, subject to legal limitations. Company contributions to the plan may be made at the discretion of the Company’s board of directors. There were no Company contributions made to the 401(k) Plan for calendar year 2013 through September 27, 2013. Contributions to the 401(k) Plan for calendar years 2013, 2012 and 2011 were $1.0 million, $1.0 million and $1.1 million, respectively.

The Company’s employees located in foreign jurisdictions meeting minimum age and service requirements participate in defined contribution plans whereby participants may defer a portion of their annual compensation on a pretax basis, subject to legal limitations. Company contributions to these plans are discretionary and vary per region. The Company expensed contributions of $881,000, $711,000 and $681,000 for fiscal years 2013, 2012 and 2011, respectively.

Nitronex has an established defined contribution savings plan (Nitronex Plan) under Section 401(k) covering substantially all U.S. employees who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pretax basis, subject to legal limitations. The Nitronex Plan follows a calendar year. Employer contributions to the Nitronex Plan are discretionary and the contribution made for calendar year 2013 aggregated $84,000, which was paid in February 2014. No employer contributions were made to the Nitronex Plan for calendar year 2012.

10. ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

	September 27, 2013	September 28, 2012
Compensation and benefits	$9,935	$8,346
Product warranty	566	910
Professional fees	1,905	1,132
Software licenses	1,385	616
Asset retirement obligations — current portion	395	522
Distribution costs	672	669
Restructuring costs	145	328
Other	1,918	2,449

Total	$16,921	$14,972

11. COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company has non-cancelable operating lease agreements for office, research and development and manufacturing space in the United States and foreign locations. The Company also has operating leases for certain equipment, automobiles and services in the United States and foreign jurisdictions. These lease agreements expire at various dates through 2022 and certain agreements contain provisions for extension at substantially the same terms as currently in effect. Any lease escalation clauses, rent abatements and/or concessions, such as rent holidays and landlord or tenant incentives or allowances, are included in the determination of straight-line rent expense over the lease term.

Future minimum lease payments for the next five fiscal years as of September 27, 2013 are as follows (in thousands):

2014	$3,408
2015	3,027
2016	2,867
2017	2,636
2018	1,796
Thereafter	5,964

Total minimum lease payments	$19,698

Rent expense incurred under non-cancelable operating leases was $4.5 million, $4.1 million and $4.0 million in fiscal years 2013, 2012 and 2011, respectively. Pursuant to the terms of a facility lease, the Company would be obligated to reimburse a landlord for lease incentives of up to $1.0 million should the Company default on the lease during the term, which expires in January 2018.

The Company is obligated under certain facility leases to restore those facilities to the condition in which the Company or its predecessors first occupied the facilities. The Company is required to remove leasehold improvements and equipment installed in these facilities prior to termination of the leases. The estimated costs for the removal of these assets are recorded as asset retirement obligations. A summary of the changes in the estimated fair values of the asset retirement obligations is as follows (in thousands):

	Fiscal Years
	2013	2012	2011
Balance — beginning of year	$1,074	$913	$1,819
Payments	(1,403)	(41)	(705)
Accretion expense and settlements	1,323	202	(201)

Balance — end of year	$994	$1,074	$913

Unused Letter of Credit—As of September 27, 2013, the Company had outstanding unused letters of credit from a bank aggregating $246,000.

Purchase Commitments—As of September 27, 2013, the Company had outstanding noncancelable purchase commitments aggregating $4.4 million pursuant to inventory supply arrangements.

Litigation—The Company is periodically subject to legal proceedings, claims and contingencies arising in the ordinary course of business.

Suits By and Against GigOptix. In April 2011, GigOptix, Inc. (GigOptix) filed a complaint and subsequently a first amended complaint (Complaint) in the Santa Clara County Superior Court against the Company, its subsidiary Optomai, and five of the employees (Ex-Employees) who had previously worked for GigOptix. GigOptix alleged that three of the Ex-Employees began conceptualizing a new business venture in 2009 (which would later become Optomai) before resigning from their employment with GigOptix, and that they used confidential information of GigOptix in their new business. The Complaint sought unspecified damages, attorneys’ fees and costs, and injunctive relief for alleged breach of employment-related agreements, trade secret misappropriation and other related alleged torts by the employee defendants, Optomai and, following its April 2011 acquisition of Optomai, the Company.

In July 2011, GigOptix sought a temporary restraining order and thereafter an injunction on the same grounds, both of which were denied by the court. In August 2011, GigOptix amended its Complaint for the second time to delete its causes of action for negligent and intentional interference with economic advantage and unfair competition, leaving the following causes of action to be adjudicated: (i) breach of duty of loyalty against the Ex-Employees only, (ii) breach of contract against the Ex-Employees only, (iii) misappropriation of trade secrets against all defendants, and (iv) unfair business practices against all defendants. Each side has served and responded to written discovery requests, produced documents and conducted witness depositions.

On July 30, 2012, GigOptix filed and served a renewed motion for preliminary injunction, which was argued before the court on September 13, 2012. After considering evidence presented by the parties, including witness and expert testimony and forensic evidence, the court denied GigOptix’s renewed motion for preliminary injunction on September 18, 2012. The parties participated in a non-binding mediation of their dispute on December 20, 2012, but did not resolve the issues. In January 2013, the plaintiff’s claims were voluntarily dismissed as to two of the five individual Ex-Employee defendants and the court set a date for a trial beginning August 26, 2013, which was subsequently re-set by the court for September 23, 2013. On July 26, 2013, the court heard motions brought by all defendants to stay the case on the basis that certain individual defendants are being investigated by the United States Attorneys’ Office for the Northern District of California, and consequently may be unavailable to testify and rebut allegations made in the civil complaint. On July 30, 2013, the court denied the defendants’ stay motions.

On August 22, 2013, the Company filed a complaint against GigOptix in the U.S. District Court for the Northern District of California alleging infringement of U.S. Patent Nos. 6,348,992 and 6,361,717. The complaint sought damages, attorneys’ fees and costs, and injunctive relief against GigOptix’s continued infringement of the patents, and also includes an allegation that GigOptix’s infringement has been willful. On September 13, 2013, GigOptix answered the complaint and denied infringement of both patents. GigOptix asserted several affirmative defenses, including some based on alleged conduct by the previous owner of the patents. GigOptix also asserted counterclaims for a declaratory judgment of non-infringement and invalidity of the patents.

In September 2013, as a result of a mediation, the parties to each of the above suits entered into a global confidential settlement of all pending lawsuits between them, pursuant to which the parties filed joint requests with the relevant courts to fully and finally dismiss both cases, with prejudice, neither party admitted liability to the other, and the Company made a one-time settlement payment of $7.25 million to GigOptix.

CSR Matter. In January 2013, CSR Technology Inc. (“CSR”) filed a complaint against the Company in the Massachusetts Superior Court for Suffolk County alleging breach of contract, breach of the implied covenant of good faith and fair dealing, misrepresentation, deceptive business practices and unfair competition, all relating to the Company’s purported failure to honor an alleged minimum purchase commitment contract between the Company with respect to certain semiconductor chips previously supplied by CSR for use in our automotive module product. The complaint claims alleged damages of $2.2 million and asks for attorney’s fees and other remedies. The Company filed an answer to the complaint on January 28, 2013. The parties have concluded fact discovery and CSR has filed a motion for summary judgment. The Company is opposing that motion and, if successful in doing so, the Company intends to continue to defend the lawsuit vigorously. The Company does not expect that the ultimate cost to resolve the CSR matter will have a material effect on the consolidated financial statements.

12. RESTRUCTURINGS

The Company has periodically implemented restructuring actions in connection broader plans to reduce staffing, reduce the its internal manufacturing footprint and, generally, reduce operating costs. The restructuring expenses relate primarily to direct and incremental costs related to severance and outplacement fees for the terminated employees. The following is a summary of the costs incurred and remaining balances included in accrued expenses related to restructuring actions taken (in thousands):

Balance of accrued costs—October 2, 2010	$765
Current period charges	1,499
Payments	(1,742)

Balance of accrued costs—September 30, 2011	522
Current period charges	1,862
Payments	(2,056)

Balance of accrued costs—September 28, 2012	328
Current period charges	1,060
Payments	(1,243)

Balance of accrued costs—September 27, 2013	$145

The accrued balance of restructuring costs as of September 27, 2013 is expected to be paid through the first quarter of fiscal year 2014.

13. PRODUCT WARRANTIES

The Company establishes a product warranty liability at the time of revenue recognition. Product warranties generally have terms of between 12 months and 36 months and cover nonconformance with specifications and defects in material or workmanship. For sales to distributors, our warranty generally begins when the product is resold by the distributor. For sales to automotive customers, our warranty generally begins when the automobiles are sold to consumers and generally coincides with the automobile manufacturer’s warranty, which is typically 3 years or less based upon mileage limitations. The liability is based on estimated costs to fulfill customer product warranty obligations and utilizes historical product failure rates. Should actual warranty obligations differ from estimates, revisions to the warranty liability may be required.

Product warranty liability activity is as follows (in thousands):

	Fiscal Years
	2013	2012	2011
Balance — beginning of year	$910	$1,885	$2,140
Impact of acquisition (divestitures)	—	44	(17)
Provisions	1,083	399	474
Direct charges	(1,427)	(1,418)	(712)

Balance — end of year	$566	$910	$1,885

14. INTANGIBLE ASSETS

Amortization expense related to amortized intangible assets is as follows (in thousands):

	Fiscal Years
	2013	2012	2011
Cost of revenue	$2,986	$2,259	$1,588
Selling, general and administrative	1,335	1,336	1,069

Total	$4,321	$3,595	$2,657

Intangible assets consist of the following (in thousands):

	September 27, 2013	September 28, 2012
Acquired technology	$23,637	$21,354
Customer relationships	13,150	13,150
Trade name	3,400	3,400

Total	40,187	37,904
Less accumulated amortization	(15,389)	(11,068)

Intangible assets — net	$24,798	$26,836

A summary of the activity in intangible assets and goodwill follows (in thousands):

	Total	Acquired Technology	Customer Relationships	Trade Name	Goodwill
Balance at September 30, 2011	$41,894	$21,354	$13,150	$3,400	$3,990
Nitronex Acquisition	2,760	—	—	—	2,760

Balance at September 28, 2012	44,654	21,354	13,150	3,400	6,750
Other intangibles purchased	2,283	2,283	—	—	—

Balance at September 27, 2013	$46,937	$23,637	$13,150	$3,400	$6,750

Estimated amortization of the intangible assets in future fiscal years as of September 27, 2013 (in thousands):

2014	$4,376
2015	4,376
2016	3,611
2017	2,847
2018	2,598
Thereafter	3,590

Total	$21,398

The trade name is an indefinite-lived intangible asset and is not subject to amortization. The Company performed its annual impairment test for the trade name and goodwill in the fourth quarter of each fiscal year presented, concluding no impairment existed.

Accumulated amortization for the acquired technology and customer relationships was $9.6 million and $5.8 million, respectively, as of September 27, 2013 and $6.6 million and $4.4 million, respectively, as of September 28, 2012.

In July 2013, the Company entered into a long term technology licensing and transfer agreement that calls for potential payments by the Company of up to $9.0 million through July 2016 based upon the achievement of specified milestones. Costs incurred in connection with the licensing and the transfer of the technology aggregated $2.3 million in fiscal year 2013 and were capitalized as incurred as acquired technology. Costs will be amortized to costs of sales upon completion of the transfer, which is currently expected to be completed through fiscal year 2016.

15. INCOME TAXES

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	September 27, 2013	September 28, 2012
Current deferred tax assets:
Accrued liabilities	$4,361	$2,546
Inventory	3,466	3,376
Deferred revenue	2,251	1,835
Contingent consideration	—	261
Accounts receivable	59	246
Federal net operating loss	267	—

Current net deferred tax assets	$10,404	$8,264

Non-current deferred tax assets (liabilities):
Federal and foreign net operating losses and credits	$4,718	$4,782
Intangible assets	(2,554)	(5,655)
Property and equipment	(2,889)	(2,457)
Valuation allowance	(856)	(761)

Non-current net deferred tax assets (liabilities)	(1,581)	(4,091)

Total deferred tax asset	$8,823	$4,173

As of September 27, 2013, the Company had $9.9 million of federal net operating loss carryforward expiring at various dates between fiscal years 2019 and 2026. The use of the federal operating loss carryforward is subject to limitations and such limitations may result in the operating loss carryforward periods expiring prior to full use of such losses.

The domestic and foreign income (loss) from continuing operations before taxes were as follows (in thousands):

	Fiscal Years
	2013	2012	2011
United States	$13,052	$7,443	$(16,163)
Foreign	14,279	4,846	15,712

Income (loss) from operations before income taxes	$27,331	$12,289	$(451)

The components of the provision for income taxes are as follows (in thousands):

	Fiscal Years
	2013	2012	2011
Current:
Federal	$11,287	$10,487	$8,587
State	1,512	2,141	1,044
Foreign	986	1,340	1,047

Current provision	13,785	13,968	10,678

Deferred:
Federal	(3,326)	2,569	6,006
State	(1,146)	258	368
Foreign	(273)	(1,387)	943
Change in valuation allowance	95	545	(16,676)

Deferred provision (benefit)	(4,650)	1,985	(9,359)

Total provision	$9,135	$15,953	$1,319

The Company’s net deferred tax asset relates predominantly to its operations in the United States. A valuation allowance is recorded when, based on assessment by both positive and negative evidence management determines that it is not more likely than not that the assets are recoverable. Such assessment is required on a jurisdictional basis.

During fiscal year 2011, the Company reduced the valuation allowance by $16.7 million, after concluding it was more likely than not that the deferred tax assets would be realized. The Company concluded the realization of the assets was more likely than not after recording consolidated book income before nondeductible expenses related to fair value measurements for two years coupled with expectations of future taxable income thereafter that will be sufficient to allow the realization of the deferred tax assets. The $857,000 and $761,000 of valuation allowance remaining as of September 27, 2013 and September 28, 2012, respectively, relates to a foreign jurisdiction for which the Company does not believe recovery of the deferred tax asset is more likely than not.

The Company’s effective tax rates differ from the federal and statutory rate as follows:

	Fiscal Years
	2013	2012	2011
Federal statutory rate	35.0%	35.0%	35.0%
Nitronex losses	8.3	23.0	—
Foreign rate differential	(9.5)	(28.4)	(157.9)
State taxes net of federal benefit	2.1	10.1	(203.6)
Change in tax status	—	(9.3)	—
Class B Conversion and warrant liabilities	4.1	95.9	(3,478.0)
Change in valuation allowance	0.3	3.7	3,742.6
Research and development credits	(8.0)	(3.7)	277.6
Provision to return adjustments	—	—	(325.4)
Nondeductible compensation expense	0.6	1.7	(138.2)
Other permanent differences	0.5	1.8	(44.6)

Effective income tax rate	33.4%	129.8%	(292.5)%

The effective income tax rates for fiscal years 2013, 2012 and 2011 were significantly impacted by the changes in fair values of the warrant liability, which is neither taxable nor deductible for income tax purposes. The effective income tax rates for fiscal years 2012 and 2011 were significantly impacted by the changes in fair values of the Class B conversion liability, which is neither taxable nor deductible for tax purposes. In addition, the Company recognized benefits from (i) the retroactive reinstatement of the U.S. research and development tax credits in fiscal year 2013, (ii) a change in tax status of a subsidiary in fiscal year 2011, and (iii) a reduction in the valuation allowance as described above. The U.S. research and development tax credit, which had previously expired on December 31, 2011, was reinstated as part of The American Taxpayer Relief Act of 2012 enacted on January 2, 2013.

With the exception of the earnings for a Taiwanese subsidiary in fiscal year 2011, all earnings of foreign subsidiaries are considered indefinitely reinvested for the periods presented. In fiscal year 2011, the Company could not conclude that the earnings of a Taiwanese subsidiary could be considered indefinitely invested and, accordingly, provided for the earnings in its tax provision, which increased the tax provision by $842,000 in that fiscal year. This provision was reversed in fiscal year 2012 after the Company completed a reorganization of its foreign subsidiaries. Undistributed earnings of all foreign subsidiaries as of September 27, 2013 aggregated $37.2 million. It is not practicable to determine the U.S. federal and state deferred tax liabilities associated with such foreign earnings.

Activity related to unrecognized tax benefits is as follows (in thousands):

Balance—October 2, 2010 and September 30, 2011	$437
Additions based on current year tax positions	597
Reductions based on prior year tax positions	(437)

Balance—September 28, 2012	597
Reductions based on prior year tax positions	(597)

Balance—September 27, 2013	$—

A summary of the fiscal tax years that remain subject to examination, as of September 27, 2013, for the Company’s significant tax jurisdictions are:

Jurisdiction	Tax Years Subject to Examination
United States—federal	2000—forward
United States—various states	2009—forward

Ireland	2009—forward

Generally, the Company is no longer subject to federal income tax examinations for years before 2010, except to the extent of loss and tax credit carryforwards from those years.

16. SHARE-BASED COMPENSATION PLANS

The following table presents the effects of stock-based compensation expense related to stock-based awards to employees and non-employees in the Company’s consolidated statements of operations during the periods presented (in thousands):

	Fiscal Years
	2013	2012	2011
Cost of revenue	$1,068	$704	$308
Research and development	1,739	967	219
Selling, general and administrative	3,649	1,989	753

Total	$6,456	$3,660	$1,280

The Company has three equity incentive plans: the Amended and Restated 2009 Stock Incentive Plan (2009 Plan), the 2012 Omnibus Incentive Plan (2012 Plan) and the 2012 Employee Stock Purchase Plan (ESPP).

Upon the closing of the IPO, all shares that were reserved under the 2009 Plan but not awarded were assumed by the 2012 Plan. No additional awards will be made under the 2009 Plan. Under the 2012 Plan, the Company has the ability to issue incentive stock options (ISOs), nonstatutory stock options (NSOs), stock appreciation rights, restricted stock, restricted stock units (RSUs), performance units, performance shares and other equity-based awards to employees, directors and outside consultants. The ISOs and NSOs must be granted at a price per share not less than the fair value of our common stock on the date of grant. Options granted to date generally vest over a four-year period with 25% vesting at the end of one year and the remaining vest monthly thereafter. Options granted generally are exercisable up to 10 years. In fiscal year 2012, the Company began granting RSUs, which generally vest annually over one, four or five years. As of September 27, 2013, the Company had 9.2 million shares available for future grants under the 2012 Plan.

A summary of stock option activity for fiscal year 2013 is as follows (in thousands, except per share amounts):

	Number of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Options outstanding—September 28, 2012	1,861	$1.23	7.1	$21,352

Exercised	(614)
Canceled or expired	(406)

Options outstanding—September 27, 2013	841	$1.6	6.2	$13,131

Options vested and expected to vest—September 27, 2013	816	$1.6	6.2	$12,737

Options exercisable—September 27, 2013	646	$1.5	6.1	$10,140

A summary of stock options outstanding as of September 27, 2013 is as follows (in thousands, except per share amounts):

Exercise Prices	Number of Shares Outstanding	Weighted Average Contractual Term	Number of Shares Exercisable
$ 0.64	354	5.8	307
2.00	471	6.4	327
11.08	16	7.7	12

	841	6.2	646

Aggregate intrinsic value represents the difference between the Company’s closing stock price on September 27, 2013 and the exercise price of outstanding, in-the-money options. The total intrinsic value of options exercised was $8.4 million for fiscal year 2013. As of September 27, 2013, total unrecognized compensation cost, adjusted for estimated forfeitures, related to nonvested stock options was $175,000, which is expected to be recognized over the next 0.9 years.

No options were granted in fiscal years 2013 and 2012. The weighted-average assumptions used for calculating the fair value of stock options granted during fiscal year 2011 is as follows:

Risk-free interest rate	1.9%
Expected term (years)	5.8
Expected volatility	52.7%
Expected dividends	—%

A summary of restricted stock awards and units activity for fiscal year 2013 is as follows (in thousands):

	Number of Shares	Weighted-Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Issued and unvested—September 28, 2012	582	2.3	$7,391
Granted	863
Released	(248)
Canceled or expired	(68)

Issued and unvested shares—September 27, 2013	1,129	2.9	$18,148

Shares expected to vest	1,018	2.9	$16,362

As of September 27, 2013, total unrecognized compensation cost, adjusted for estimated forfeitures, related to RSUs and restricted stock was approximately $12.5 million, which is expected to be recognized over the next 2.9 years.

Concurrently with the IPO in March 2012, the ESPP became effective. The ESPP allows eligible employees to purchase shares of the Company’s common stock at a discount through payroll deductions of up to 15% of their eligible compensation, subject to any plan limitations. In administering the ESPP, the board of directors has limited discretion to set the length of the offering periods thereunder. The board of directors has provided for an initial offering period of eight months following the IPO, followed by six-month offering periods thereafter. As of September 27, 2013, total unrecognized compensation cost related to the ESPP was approximately $0.1 million, which is expected to be recognized through the first quarter of fiscal year 2014. In fiscal years 2013 and 2012, 131,000 and zero, respectively, of shares of common stock were issued under the ESPP.

The financial impact of any modifications to share-based awards during the periods presented was immaterial.

For the purpose of determining the exercise prices of the Company’s share-based awards prior to the IPO, fair value of the Company’s common stock was contemporaneously estimated by its board of directors as of each grant date, with input from management. Since the IPO, the Company’s quoted market price represents the fair value of the common stock.

Certain of the share-based awards granted and outstanding as of September 27, 2013 are subject to accelerated vesting upon a sale of the Company or similar changes in control.

The 2012 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock available for issuance under the 2012 Plan can be increased on the first day of each fiscal year equal to the lesser of (a) 4.0% of outstanding common stock on a fully diluted basis as of the end of the immediately preceding fiscal year, (b) 1.9 million shares of common stock, and (c) a lesser amount determined by the board of directors; provided, however, that any shares from any increases in previous years that are not actually issued will continue to be available for issuance under the 2012 Plan. The ESPP also contains an “evergreen” provision, pursuant to which the number of shares of common stock available for issuance under the ESPP can be increased on the first day of each fiscal year equal to the lesser of (a) 1.25% of outstanding common stock on a fully diluted basis as of the end of the immediately preceding fiscal year, (b) 550,000 shares of common stock, and (c) a lesser amount determined by the board of directors; provided, however, that any shares from any increases in previous years that are not actually issued will continue to be available for issuance under the ESPP. In fiscal year 2013, pursuant to the evergreen provisions, the number of shares of common stock available for issuance under the 2012 Plan and the ESPP were increased by 1.9 million shares and 550,000 shares, respectively.

17. PREFERRED STOCK

Upon completion of the IPO in March 2012, all outstanding shares of preferred stock were converted to common stock. Since that date, common stock is the only outstanding capital stock.

In December 2010, the Company authorized 34,169,560 shares and issued 34,169,559.75 shares of Class B preferred stock (Class B) to new investors for $120.0 million in gross proceeds and net proceeds of $118.7 million. In connection with the Class B issuance, the Company also issued warrants to the new investors to purchase 1,281,358 shares of common stock for $14.05 per share. The warrants expire December 21, 2020, or earlier as per the terms of the agreement, including within 10 days following consummation of a sale of all or substantially all assets or capital stock or other equity securities of the Company, including by merger consolidation, recapitalization, or similar transactions, if not otherwise exercised.

Prior to cancellation in connection with the IPO, the Class A preferred stock (Class A) and Class B preferred stock had preferential voting, dividend, redemption and other rights superior to common stock. Each share of Class A and Class B automatically converted into .25 shares of common stock on the completion of the IPO.

Qualified Public Offering or QPO Preference—The Class B stockholders were eligible to receive a preference payment based upon a formula that resulted in $60.0 million being paid to the Class B stockholders upon the close of the IPO on March 20, 2012.

The Class B was recorded outside of permanent stockholders’ equity as mezzanine equity due to the existence of the optional redemption rights. As a result of the amendments to the preference rights of Class A described above, the Company reclassified the Class A from stockholders’ equity to mezzanine equity in December 2010. The reclassification was made at the issuance date fair value, which aggregated $106.4 million.

The Company initially recorded the carrying value of the Class B as the total gross proceeds from the issuance less issuance costs, the fair value of the warrants (see Note 18) and the fair value of the Class B Conversion Liability discussed further below. The Company accreted the carrying value of the redeemable securities, including the Class B, to their redemption values using the effective interest method over the period from issuance to earliest redemption date. The accretion was recorded as an increase in the carrying value of the redeemable securities and a reduction to additional paid in capital, or in the absence of such, as an increase in the accumulated deficit.

A summary of the allocation of proceeds to and changes in the carrying value of the Class B follows (in thousands):

	Shares	Amount
Balance—October 2, 2010		$—
Issuance of Class B redeemable
Issuance of Class B redeemable convertible preferred stock	34,170	120,000

Less:
Issuance costs		(1,321)
Fair value of common stock warrant		(5,656)
Fair value of Class B conversion liability		(41,641)

Initial recorded value		71,382
Accretion		4,236

Balance—September 30, 2011		75,618
Accretion		2,616
Reclassification upon conversion of Class B to common stock		(78,234)

Balance—September 28, 2012		$—

Class B Conversion Liability—The Class B redemption right allowed the holders to elect to receive a greater redemption amount related to the fair value of the Company’s common stock. This feature and the QPO Preference are embedded derivatives not deemed clearly and closely related to the host contract, Class B, due to, among other things, the potential cash settlement of both features. The embedded derivatives have been aggregated for financial reporting purposes. Accordingly, the embedded derivatives require separate accounting from the Class B. Upon issuance of the Class B, the estimated fair values of these embedded derivatives were bifurcated from the remainder of the Class B proceeds and recorded as long-term liabilities in the accompanying consolidated financial statements. Prior to March 2012, the carrying values of the embedded derivatives were adjusted to fair value at the end of each reporting period and the changes in fair value recognized in the statements of operations. The Class B conversion liabilities were settled upon the closing of the Company’s IPO in March 2012. The following is a summary of the changes in the carrying value of the Class B conversion liability (in thousands):

Balance—October 2, 2010	$—
Estimated fair value upon issuance	41,641
Change in estimated fair value	39,737

Balance—September 30, 2011	81,378
Change in estimated fair value	44,119
Payment of Class B preference	(60,000)
Reclassification upon conversion of Class B to common stock	(65,497)

Balance—September 28, 2012	$—

18. STOCKHOLDERS’ EQUITY

Special Dividend—On January 4, 2011, in connection with the Class B issuance, the Company declared and paid a special dividend of $80 million to Class A and common stockholders of record on that date, including $863,000 held in escrow pursuant to a merger in fiscal 2010. Dividends of $0.63 per share, $0.81 per share and $2.44 per share were payable to the record holders as of January 4, 2011 of the Company’s Series A-1, Series A-2 and common stock, respectively, aggregating $80.0 million. Pursuant to the terms of an escrow agreement, $228,000 was reclaimed by the Company upon resolution of an indemnification claim against the escrow and the reclaim of certain shares of Series A-2 in fiscal year 2012.

Common Stock Warrants—In connection with the Class B issuance, the Company issued warrants to purchase 1,281,358 shares of common stock for $14.05 per share. The warrants expire December 21, 2020, or earlier as per the terms of the agreement, including immediately following consummation of a sale of all or substantially all assets or capital stock or other equity securities of the Company, including by merger, consolidation, recapitalization, or similar transactions. Prior to completion of the IPO in March 2012, the number of shares issuable upon exercise of the warrants were subject to potential increases pursuant to certain antidilution rights included in the agreements. Following completion of the IPO in March 2012, and pursuant to an investor rights agreement between the Company and the holders of the warrants, the holders of the warrants have the right in certain circumstances to require the Company to register the warrants or the underlying shares of common stock for resale under the Securities Act. The Company does not have a sufficient number of shares currently registered and available to satisfy the request for registration, if such is made. As of September 27, 2013, no exercise of the warrants had occurred and no request had been made to register the warrants or any underlying securities for resale by the holders.

The inclusion of antidilution rights and the subsequent registration rights result in the warrants being recorded outside stockholders’ equity (deficit) and as a liability in accordance with authoritative accounting literature. The Company is recording the estimated fair values of the warrants as a long-term liability in the accompanying consolidated financial statements with changes in the estimated fair value being recorded in the accompanying statements of operations. The following is a summary of the activity of the warrant liability (in thousands):

Balance—September 30, 2011	$10,736
Change in estimated fair value	(3,175)

Balance—September 28, 2012	7,561
Change in estimated fair value	4,312

Balance—September 27, 2013	$11,873

On March 8, 2012, the Company’s board of directors and stockholders approved a one-for-four reverse stock split of its common stock, which took effect on March 9, 2012. All share and per share amounts relating to the Company’s common stock in these consolidated financial statements give effect to the reverse stock split for all periods presented.

19. RELATED-PARTY TRANSACTIONS

GaAs Labs, LLC (GaAs Labs), a stockholder and an affiliate of directors and majority stockholders John and Susan Ocampo, was formerly engaged to provide management services pursuant to an agreement entered into in fiscal year 2008 and amended in December 2010. Selling, general and administrative expenses for fiscal years 2012 and 2011 include $360,000, and $720,000, respectively, for such services. The agreement terminated by its terms concurrently with the closing of the IPO in March 2012.

In April 2012, the Company entered into an agreement with GaAs Labs whereby GaAs Labs pays the Company for administrative and business development services provided to GaAs Labs on a time and materials basis. There are no minimum service requirements or payment obligations and the agreement may be terminated by either party with 30 days notice. For fiscal years 2013 and 2012, the Company billed GaAs Labs $372,000 and $185,000, respectively, for services provided pursuant to this agreement and has recorded these amounts as other income in the accompanying consolidated statements of operations.

In February 2012, the Company entered into a design services agreement with Ubiquiti Networks, Inc. (Ubiquiti). Two of the Company’s directors were also directors of Ubiquiti at such time. An affiliate of one of the directors is also an Ubiquiti stockholder. The agreement provides that the Company will provide engineering services to Ubiquiti toward the development of an IC device. The agreement also provides that Ubiquiti will pay the Company up to $500,000 for such services based on milestone achievement and sets a unit price for any future production orders of such devices. Pursuant to the terms of the agreement, the Company recorded related revenue of $300,000 and $200,000, respectively, in fiscal years 2013 and 2012, respectively.

In fiscal year 2013, the Company recorded revenue of $242,000 from sales of product to a privately-held company with a common director.

20. DIVESTITURES

In fiscal year 2011, the Company sold non-core assets representing two businesses to two separate acquirers, receiving cash proceeds aggregating $3.0 million. The Company has no continuing interests in either business. One sale resulted in a loss of $1.3 million and the other sale resulted in a gain of $1.6 million. The net gain arising from the divestitures is included in income from discontinued operations in the accompanying consolidated statement of operations for fiscal year 2011. The following is a summary of operating results in fiscal year 2011 related to the divested businesses (in thousands):

Revenue	$5,808

Income from discontinued operations before income taxes	$67
Gain on sale of assets, net	329
Income tax benefit	358

Income from discontinued operations, net	$754

21. EARNINGS PER SHARE

The following table set forth the computation for basic and diluted net income (loss) per share of common stock (in thousands, except per share data):

	Fiscal Years
	2013	2012	2011
Numerator:
Net income (loss) available to controlling interest	$18,196	$(3,664)	$(1,016)
Accretion to redemption value of redeemable convertible preferred stock	—	(2,616)	(4,236)
Dividends declared and paid or payable to preferred stockholders	—	—	(76,216)

Net income (loss) attributable to common stockholders	$18,196	$(6,280)	$(81,468)

Dividends declared and paid to common stockholders	$—	$—	$3,784

Denominator:
Weighted average common shares outstanding-basic	45,916	24,758	1,505
Dilutive effect of options and warrants	1,221	—	—

Weighted average common shares outstanding-diluted	47,137	24,758	1,505

Common stock earnings per share-basic:
Distributed	$—	$—	$2.51
Undistributed	0.40	(0.25)	(54.13)

Net common stock earnings per share	$0.40	$(0.25)	$(51.62)

Common stock earnings per share-diluted:
Distributed	$—	$—	$2.51
Undistributed	0.39	(0.25)	(54.13)

Net common stock earnings per share	$0.39	$(0.25)	$(51.62)

The following common equivalent shares were excluded from the calculation from net income per share as their inclusion would have been antidilutive (in thousands):

	Fiscal Years
	2013	2012	2011
Stock options and restricted stock	—	1,821	3,042
Convertible preferred stock	—	17,733	—
Warrants	—	141	—

Total common stock equivalent shares excluded	—	19,695	3,042

The table above excludes 1.3 million shares of common stock for fiscal year 2011 issuable upon exercise of out-of-the money common stock warrants.

22. SUPPLEMENTAL CASH FLOW INFORMATION

The following is supplemental cash flow information regarding noncash investing and financing activities:

•	As of September 27, 2013 and September 28, 2012, the Company had $2.4 million and $1.1 million, respectively, in unpaid amounts related to purchases of property and equipment and intangibles included in accounts payable and accrued liabilities. These amounts have been excluded from the payments for purchases of property and equipment until paid.

•	In June 2012, GaAs Labs contributed $2.1 million to Nitronex as a capital contribution in connection with a note payable previously executed between GaAs Labs and Nitronex.

•	In March 2012, upon completion of the IPO, all shares of convertible preferred stock converted into common stock. As a result, the carrying values immediately prior to the conversion of Series A-1 convertible preferred stock ($64.0 million), Series A-2 convertible preferred stock ($42.4 million), and Class B ($78.2 million) were reclassified to stockholders’ equity, primarily as in additional paid-in capital. In addition, the carrying value of the Class B conversion liability immediately prior to conversion of the Class B ($125.5 million) was reclassified to additional paid-in capital.

•	In fiscal year 2011, pursuant to the terms of an escrow agreement from a merger in fiscal year 2010, the Company withheld the payment of $863,000 in dividends, which were either paid or forfeited in fiscal year 2012 pursuant to the terms of the arrangement.

23. GEOGRAPHIC AND SIGNIFICANT CUSTOMER INFORMATION

The Company has one reportable operating segment which designs, develops, manufactures and markets semiconductors and modules. The determination of the number of reportable operating segments is based on the chief operating decision maker’s use of financial information for the purposes of assessing performance and making operating decisions. In evaluating financial performance and making operating decisions, the chief operating decision maker primarily uses consolidated net revenue, gross profit, and operating income (loss).

Information about the Company’s operations in different geographic regions, based upon customer locations, is presented below (in thousands):

	Fiscal Years
Revenue by Geographic Region	2013	2012	2011
United States	$189,708	$160,453	$166,176
International (1)	133,363	142,883	144,119

Total	$323,071	$303,336	$310,295

	As Of
Long-Lived Assets by Geographic Region	September 27, 2013	September 28, 2012
United States	$26,226	$23,939
International (2)	6,509	7,182

Total	$32,735	$31,121

(1)	No international countries represented greater than 10% of total revenue during the periods presented.
(2)	No international country or region represented greater than 10% of the total net long-lived assets as of the dates presented, other than the Asia-Pacific region, which accounted for 12%.

The following is a summary of customer concentrations as a percentage of total sales and accounts receivable as of and for the periods presented:

	Fiscal Years
Revenue	2013	2012	2011
Customer A	17%	18%	21%
Customer B	25%	16%	12%

Accounts Receivable	September 27, 2013	September 28, 2012
Customer A	18%	18%
Customer B	21%	18%

No other customer represented more than 10% of revenue or accounts receivable in the periods presented in the accompanying consolidated financial statements. In fiscal years 2013, 2012 and 2011, ten customers represented an aggregate of 59%, 55% and 61% of total revenue, respectively.

24. QUARTERLY FINANCIAL DATA (UNAUDITED)

(In thousands, except per share data)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Fiscal Year 2013
Revenue	$76,076	$78,843	$83,477	$84,675	$323,071
Gross profit	31,486	32,833	35,504	36,590	136,413
Net income (1)	4,056	5,420	6,980	1,740	18,196
Per share data (2)
Net income, basic	$0.09	$0.12	$0.15	$0.04	$0.40

Net income, diluted	$0.09	$0.11	$0.15	$0.04	$0.39

Fiscal Year 2012
Revenue	$73,035	$77,480	$77,125	$75,696	$303,336
Gross profit	31,415	36,549	35,317	30,842	134,123
Net income (loss)	22,042	(53,561)	12,971	14,884	(3,664)
Per share data (2)
Net income (loss), basic	$0.43	$(8.02)	$0.29	$0.33	$(0.25)

Net income (loss), diluted	$0.20	$(8.02)	$0.27	$0.32	$(0.25)

(1)	The fourth quarter of fiscal year 2013 includes a litigation settlement of $7.3 million.
(2)	Earnings per share calculations for each of the quarters are based on the weighted average number of shares outstanding and included common stock equivalents in each period. Therefore, the sums of the quarters do not necessarily equal the full year earnings per share.

25. SUBSEQUENT EVENTS

On December 18, 2013, MACOM completed the acquisition of Mindspeed Technologies, Inc. (Mindspeed), a supplier of semiconductor solutions for communications infrastructure applications (Mindspeed Acquisition). MACOM acquired Mindspeed to further its expansion into high-performance analog products.

MACOM completed the Mindspeed Acquisition through a cash tender offer (Offer) by Micro Merger Sub, Inc. (Merger Sub), a wholly-owned subsidiary of MACOM, for all of the outstanding shares of common stock, par value $0.01 per share, of Mindspeed (Shares) at a purchase price of $5.05 per share, net to the seller in cash, without interest, less any applicable withholding taxes (Offer Price). Immediately following the Offer, Merger Sub merged with and into Mindspeed, with Mindspeed surviving as a wholly-owned subsidiary of MACOM. At the effective time of the merger, each Share not acquired in the Offer (other than shares held by MACOM, Merger Sub and Mindspeed, and shares of restricted stock assumed by MACOM in the merger) was converted into the right to receive the Offer Price. MACOM funded the Mindspeed Acquisition through the use of available cash and borrowings under its revolving credit facility (see Note 6). The aggregate purchase price for the Shares, net of cash acquired, was $232.0 million and MACOM assumed $80.4 million of liabilities and incurred costs of $4.5 million expensed in the six months ended April 4, 2014.

The Mindspeed Acquisition was accounted for as a purchase and the operations of Mindspeed have been included in MACOM’s consolidated financial statements since December 18, 2013, the date of acquisition.

In connection with the Mindspeed Acquisition, MACOM assumed all of the outstanding options and all unvested restricted stock awards under Mindspeed’s equity plans and converted such options and stock awards into equivalent MACOM awards under the same general terms and conditions as were in existence with adjustments made to shares and exercise prices, if any, pursuant to a formula stipulated in the terms of the acquisition.

Subsequent to closing the Mindspeed Acquisition, MACOM divested the wireless business of Mindspeed and the Company’s subsidiary Mindspeed Technologies, Inc. completed the sale of its CPE communication processor product line.

On November 5, 2013, the Company entered into Amendment No. 1 to Amended and Restated Credit Agreement with the lenders party thereto and JPMorgan Chase Bank, N.A, as Administrative Agent for the lenders, pursuant to which the Company’s revolving credit facility was amended to allow for certain indebtedness of Mindspeed to remain outstanding after the consummation of the Merger.

Mindspeed Tender Offer Litigation in Delaware and California

Following our November 2013 announcement of the execution of a definitive agreement between us and Mindspeed contemplating a tender offer by us for all outstanding shares of common stock of Mindspeed and thereafter a merger with Mindspeed (Merger), a number of purported class action lawsuits were filed against Mindspeed, its directors, the Company’s merger subsidiary and the Company in the Delaware Court of Chancery and the California Superior Court for Orange County.

The complaints alleged, generally, that the Mindspeed director defendants breached their fiduciary duties to Mindspeed stockholders, and that the other defendants aided and abetted such breaches, by seeking to sell Mindspeed through an allegedly defective process, for an unfair price, and on unfair terms. The lawsuits sought, among other things, equitable relief that would have enjoined the consummation of the Merger, rescission of the Merger, damages, and attorneys’ fees and costs.

Further Discussion of Delaware Tender Offer Litigation. On November 22, 2013, an amended complaint was filed in the Delaware Court of Chancery. The amended complaint included similar allegations to the original complaint, along with claims that the Mindspeed Schedule 14D-9 filed in connection with the Merger included misstatements or omissions of material facts. On November 25, 2013, a motion for preliminary injunction was filed in the Delaware Court of Chancery. On December 3, 2013, all of the complaints filed in the Delaware Court of Chancery were consolidated (Delaware Actions).

On December 6, 2013, the plaintiffs in the Delaware Actions filed their brief in support of a motion to enjoin the proposed Merger. While the Defendants denied the allegations made in the lawsuits and maintain that they have committed no wrongdoing whatsoever, to permit the timely consummation of the Merger, and without admitting the validity of any allegations made in the lawsuits, the Defendants concluded that it was desirable that the Delaware Actions be resolved.

On December 9, 2013, the Defendants’ and plaintiffs’ counsel in the Delaware Actions entered into a memorandum of understanding to settle the Delaware Actions and to resolve all allegations which were brought or could have been brought by the purported class of Mindspeed shareholder plaintiffs. The proposed settlement, which is subject to confirmatory discovery and court approval, provides for the release of all claims against the Defendants relating to the proposed Merger. In connection with the settlement, Mindspeed agreed to provide additional supplemental disclosures concerning the tender offer as reflected in Amendment No. 3 to the Schedule 14D-9 filed with the SEC on December 10, 2013, which supplement the information provided in the Schedule 14D-9. There can be no assurance that the settlement will be finalized or that the Delaware Court of Chancery will approve the settlement. After the parties entered into the memorandum of understanding, the motion for a preliminary injunction was withdrawn and the hearing vacated in the Delaware Actions. The Merger closed on December 18, 2013.

Further Discussion of California Tender Offer Litigation. On December 5, 2013, an amended complaint was filed in one of the California actions. The amended complaint includes similar allegations to the original complaint along with claims that the Mindspeed Schedule 14D-9 filed in connection with the Merger included misstatements or omissions of material facts. On December 5, 2013, the plaintiffs filed an ex parte application for an order shortening time in which to bring a motion for expedited discovery, which was denied on December 6, 2013.

On December 30, 2013, the California Court entered an Initial Case Management Order. Among other things, the Initial Case Management Order set an Initial Case Management Conference for February 4, 2014 and stayed all discovery and motion practice until that date. On January 6, 2014, the Defendants filed notices of special appearance and intent to file, or join in, a motion to stay or dismiss the amended complaint. The Case Management Conference has been continued until July 14, 2014.

The Company intends to continue to defend the aforementioned lawsuits vigorously.

M/A-COM Technology Solutions Holdings, Inc. v. Laird Technologies, Inc., 14-181 (D. Del.) MACOM brought a patent infringement suit against Laird Technologies, Inc. (“Laird”) in the District of Delaware on February 11, 2014. MACOM alleges that Laird infringes on MACOM’s United States Patent No. 6,272,349 (“the ‘349 Patent”), titled “Integrated Global Positioning System Receiver,” by making, using, selling, offering to sell, or selling products incorporating an integrated global positioning receiver that include structure(s) recited in the ‘349 Patent, including global positioning system modules for automotive industry customers.

On February 12, 2014, the day after filing its patent infringement complaint, MACOM filed a motion for preliminary injunction, seeking to enjoin Laird’s infringement. After full briefing and an evidentiary hearing, the court granted the motion on June 13, 2014. On April 15, 2014, MACOM filed an amended complaint adding claims for misappropriation of trade secrets, unjust enrichment, and unfair competition. Laird moved to dismiss these claims on May 2, 2014. The court denied the motion to dismiss on June 16, 2014. Laird answered on June 30, 2014, asserting declaratory judgment counterclaims of invalidity and noninfringement of the ‘349 Patent. No trial date has yet been set. MACOM intends to continue prosecuting the lawsuit vigorously.

On May 8, 2014, the Company refinanced its outstanding indebtedness under its existing revolving credit facility and discharged its obligations thereunder by entering into a credit agreement (Credit Agreement) with Goldman Sachs Bank USA and a syndicate of lenders. Concurrent with the execution of the Credit Agreement, the Company terminated its existing revolving credit facility. The Credit Agreement provides for term loans in an aggregate principal amount of $350.0 million, which mature in May 2021 (Term Loans), and a revolving credit facility of up to $100.0 million, which matures in May 2019 (Revolving Facility). The Term Loans were issued with an original issue discount of 0.75%, which is being amortized over the term of the Term Loans using the effective interest rate method. Borrowings under both the Term Loans and the Revolving Facility bear interest at variable rates payable quarterly. The Term Loans are payable in quarterly principal installments of 0.25% of the aggregate Term Loans on the last business day of each calendar quarter, beginning on the last business day of September 2014, with the remainder due on the maturity date. At the signing of the Credit Agreement, the entire $350 million principal amount of the Term Loans was funded, and no draws were made on the Revolving Facility. The Term Loans and Revolving Facility are secured by a first priority lien on substantially all of the Company’s assets and provide that the Company must comply with certain financial and non-financial covenants.